UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

CEVA, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-49842	77-0556376
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2033 Gateway Place, Suite 150, San Jose, CA	95110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

2009 Executive Bonus Plan

On March 25, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of CEVA, Inc. (the “Company”) approved the payment of cash bonuses to each of Gideon Wertheizer, the Company’s Chief Executive Officer, and Yaniv Arieli, the Company’s Chief Financial Officer, in the amount of NIS 559,020 (approximately U.S.$149,111) and NIS 369,162 (approximately U.S.$98,469), respectively, pursuant to the 2009 Executive Bonus Plan (the “2009 Plan”) previously approved by the Committee.

In accordance with the 2009 Plan, twenty-five percent of the cash bonus payable to each of Messrs. Wertheizer and Arieli was to be determined based upon the Company’s achievement of financial performance, consisting of 2009 non-GAAP revenue goal of $38 million and non-GAAP operating income goal of $3.3 million, both based on the Company’s internal 2009 budget approved by its Board of Directors; provided, however, the Committee, with approval from the Company’s Board of Directors, had the discretion to (i) award all or a portion of such twenty-five percent of the cash bonus whether or not the financial performance was achieved, (ii) not award such twenty-five percent of the cash bonus or only a portion thereof notwithstanding the achievement of the financial performance or (iii) otherwise make adjustments to the metrics for awarding such twenty-five percent of the cash bonus, in each case if circumstances not in the ordinary course of business and unforeseen at the time of the establishment of the 2009 Plan occurred during 2009 and the Committee, with approval from the Company’s Board of Directors, determined such circumstances were appropriate for the Committee to adjust the payment of such twenty-five percent of the cash bonus under the 2009 Plan. The other seventy-five percent of the cash bonus payable under the 2009 Plan was to be determined based upon individual performance. The individual performance factors were to be determined by the Committee, in its sole discretion, taking into account such tangible and intangible individual performance factors as it considered appropriate, including the executive officer’s relative contribution to the Company’s performance during fiscal 2009.

In approving the cash bonuses to Messrs. Wertheizer and Arieli under the 2009 Plan, the Committee determined that the 2009 financial performance goals based on the Company’s 2009 annual budget were achieved for purposes of the 25% of the cash bonus payable under the 2009 Plan, and that Messrs. Wertheizer and Arieli achieved the individual performance goals, determined in the Committee’s sole discretion, for purposes of the 75% of the cash bonus payable under the 2009 Plan. The cash bonus amounts payable to Messrs. Wertheizer and Arieli under the 2009 Plan are capped at 50% of each of their respective 2009 base salaries and the payment amounts reflect such a cap.

In addition to the payment of bonuses under the 2009 Plan, the Committee further approved the payment of an additional one-time bonus payment of approximately NIS 281,175 (U.S.$75,000) and approximately NIS 187,450 (U.S. $50,000) to each of Messrs Wertheizer and Arieli, respectively. The Committee approved such additional one-time bonus payment to Messrs. Wertheizer and Arieli in consideration of the Company’s positive 2009 financial results, including the increase in profitability, the increase of 29% from 2008 results for non-GAAP net income, the increase of 31% from 2008 results for non-GAAP earnings per share (EPS), increase in royalty revenues by 13% from 2008, increases in market share in DSPs for cellular baseband to an all time record high of 27% from 14% in 2008, the addition of strategic customers in the 4G space, the successful reorganization and strategic refocus of the Company’s SATA & SAS activities, successful customer audits and the overall positive performance of the Company in light of the economic downturn in 2009 and in comparison to the Company’s competitors and the industry generally.

2010 Incentive Plan for Issachar Ohana

On March 25, 2010, the Committee also approved a 2010 Incentive Plan (the “Ohana 2010 Plan”) for Mr. Ohana, effective as of January 1, 2010.

In accordance with the Ohana 2010 Plan, which is substantially similar to Mr. Ohana’s 2009 Incentive Plan, his bonus is based on a formula using a specified 2010 annual revenue target multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2010 annual revenue target. A commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2010 annual revenue target beyond 100%. The 2010 annual revenue target is based on the Company’s internal 2010 budget approved by its Board of Directors. Mr. Ohana’s bonus based on the achievement of the 2010 annual revenue target is capped at $115,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2010 annual revenue target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2010 strategic account bonus is capped at $20,000 if the Company fails to achieve the 2010 annual revenue target but Mr. Ohana would not be subject to any cap if the 2010 annual revenue target is achieved. The commission-based bonus is payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Company believes that the disclosure of the 2010 annual revenue target, quarterly revenue targets, commission rate and information relating to the strategic customer accounts under the Ohana 2010 Plan would cause competitive harm to the Company and therefore are not disclosed.

The foregoing description of the Ohana 2010 Plan is qualified in its entirety by reference to the complete text of the plan which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1  2010 Incentive Plan for Issachar Ohana, EVP Worldwide Sales (portions of this exhibit is redacted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: March 30, 2010	By: /s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

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